Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Second Quarter 2022 Results
Continued outperformance and multi-pronged acquisition strategy driving record earnings

Fiscal Second Quarter 2022 Highlights
•	Revenue increased 34% to $442 million
•	Same-store sales increased 8%
•	Gross profit margin expanded 530 basis points to 32.2%
•	Net income increased 38% to $42 million
•	Net income per diluted share attributable to OneWater increased 39% to $2.54
•	Adjusted EBITDA[1] increased 65% to $66 million
•	Completed two strategic acquisitions and announced a third

BUFORD, GA – May 5, 2022 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal second quarter ended March 31, 2022.

“We had another exceptional quarter, delivering 34% revenue growth, expanding gross margins by 530 basis points and driving EPS up 39% year-over-year. In the fiscal second quarter, we also completed the acquisitions of JIF Marine and YakGear, accelerating our parts and services revenue that saw a 178% increase, while at the same time further diversifying our business,” commented Austin Singleton, Chief Executive Officer at OneWater. “Cycling an incredible quarter last year, we also saw an increase of 8% in same store sales, demonstrating the strength of our team, platform and inventory management tools.”

“During the quarter, we announced our inaugural share repurchase program, highlighting the Board’s conviction of our strategy and long-term value creation opportunity. Combining a strong foundation with our multi-pronged, tried and true acquisition playbook, we continue to work towards driving returns for our shareholders for many years to come,” concluded Mr. Singleton.

For the Three Months Ended March 31	2022	2021	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat	$290,020	$239,654	$50,366	21.0%
Pre-owned boat	75,854	56,082	19,772	35.3%
Finance & insurance income	14,948	11,789	3,159	26.8%
Service, parts & other	61,305	22,086	39,219	177.6%
Total revenues	$442,127	$329,611	$112,516	34.1%

1 See reconciliation of Non-GAAP financial measures below.

Fiscal Second Quarter 2022 Results

Revenue for fiscal second quarter 2022 was $442.1 million, an increase of 34.1% compared to $329.6 million in fiscal second quarter 2021, and was primarily due to our increase in same-store sales and revenue from acquired businesses, with strong contribution from acquired revenues related to service, parts and other sales. During fiscal second quarter 2022 same-store sales increased 8%, following a 57% increase in second quarter 2021, as a result of the continued strong demand environment. New and pre-owned boat revenue increased 21.0% and 35.3%, respectively, driven by a significant increase in the average unit price of new boats and a modest increase in the average unit price of pre-owned boats. Finance & insurance income was up 26.8% compared to the prior year and service, parts and other sales was up 177.6% as a result of the Company’s acquisition activity to expand the higher margin, less cyclical service, parts & other revenues.

Gross profit totaled $142.5 million for fiscal second quarter 2022, up $53.8 million from $88.8 million for fiscal second quarter 2021. Gross profit margin of 32.2% increased 530 basis points compared to the prior year period driven by the shift in the mix and size of boats sold, dynamic pricing and the sharp increase in higher margin service, parts & other sales during the quarter.

Fiscal second quarter 2022 selling, general and administrative expenses totaled $75.5 million, or 17.1% of revenue, compared to $48.3 million, or 14.7% of revenue, in fiscal second quarter 2021. The increase in selling, general and administrative expenses as a percentage of revenue was due mainly to higher variable personnel costs driven by the increased level of profitability.

Net income for fiscal second quarter 2022 totaled $42.4 million, compared to $30.6 million in fiscal second quarter 2021. The significant increase was primarily due to the elevated gross profit and significant increase in service, parts and other income during the period.

Earnings per diluted share for fiscal second quarter 2022 was $2.54 per diluted share, compared to $1.83 per diluted share in 2021. For fiscal second quarter 2022, charges related to transaction costs and contingent consideration adversely impacted diluted earnings per share. This amount, tax effected at 25%, was $0.13 per share.

Fiscal second quarter 2022 Adjusted EBITDA increased 64.7% to $66.1 million, compared to $40.1 million for fiscal second quarter 2021 (see reconciliation of non-GAAP financial measures).

As of March 31, 2022, the Company’s cash and cash equivalents balance was $83.0 million, an increase of $6.3 million compared to $76.7 million as of March 31, 2021. Total inventory as of March 31, 2022, increased sequentially to $293.2 million compared to $248.2 million on December 31, 2021. As expected, the Company was able to start building inventory levels ahead of the summer selling season despite continued challenges in the supply chain. Total long-term debt as of March 31, 2022, was $338.7 million, and adjusted long-term net debt (net of $83.0 million cash)1 is 1.2 times trailing twelve-month Adjusted EBITDA.

Subsequent Events

Subsequent to March 31, 2022, the Company completed the acquisition of Denison Yachting, ranked #1 in superyacht sales for three consecutive years (based on data provided by Boat International), expanding the Company’s presence into the superyacht category and ancillary yacht service offerings, in addition to yacht brokerage and new boat sales. The transaction adds 20 locations across 7 states and is expected to immediately add to top-line growth and operating margin and be accretive to diluted earnings per share.

Fiscal Year 2022 Guidance

The Company is raising its fiscal full year 2022 outlook for Adjusted EBITDA1 to be in the range of $230 million to $240 million and earnings per diluted share to be in the range of $8.60 to $9.00, both of which includes the previously completed acquisitions, including the acquisition of Denison Yachting but excludes any other acquisitions that may be completed during the year. For the fiscal year 2022, OneWater maintains its anticipation that same store sales will be up high-single digits, despite an expected challenging inventory environment.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal second quarter earnings on Thursday, May 5th, 2022, at 8:30 am Eastern time. The conference call may be accessed by dialing (877) 270-2148 in the U.S. or (412) 902-6510 for participants outside the U.S. A passcode is not required for the call. This call is being webcast and can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

1 See reconciliation of non-GAAP financial measures below for a discussion of why reconciliations of forward looking Adjusted EBITDA are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenues
New boat	$290,020	$239,654	$526,218	$391,482
Pre-owned boat	75,854	56,082	129,303	94,662
Finance & insurance income	14,948	11,789	24,255	17,752
Service, parts & other	61,305	22,086	98,623	39,798
Total revenues	442,127	329,611	778,399	543,694

Cost of sales (exclusive of depreciation and amortization shown separately below)
New boat	208,606	187,147	384,502	309,679
Pre-owned boat	55,959	42,548	95,329	73,000
Service, parts & other	35,020	11,130	55,061	19,793
Total cost of sales	299,585	240,825	534,892	402,472

Selling, general and administrative expenses	75,492	48,348	134,588	83,208
Depreciation and amortization	4,727	1,378	6,476	2,341
Transaction costs	776	368	3,821	568
Change in fair value of contingent consideration	2,158	-	7,904	377
Income from operations	59,389	38,692	90,718	54,728

Other expense (income)
Interest expense – floor plan	1,048	330	1,925	1,250
Interest expense – other	3,097	1,215	4,626	2,139
Other expense (income), net	109	5	657	(89)
Total other expense, net	4,254	1,550	7,208	3,300
Income before income tax expense	55,135	37,142	83,510	51,428
Income tax expense	12,781	6,550	17,670	9,061
Net income	42,354	30,592	65,840	42,367
Less: Net income attributable to non-controlling interests	1,011	-	1,011	-
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	5,046	10,117	8,513	14,104
Net income attributable to OneWater Marine Inc.	$36,297	$20,475	$56,316	$28,263

Earnings per share of Class A common stock – basic	$2.62	$1.88	$4.14	$2.61
Earnings per share of Class A common stock – diluted	$2.54	$1.83	$4.02	$2.55

Basic weighted-average shares of Class A common stock outstanding	13,864	10,901	13,619	10,838
Diluted weighted-average shares of Class A common stock outstanding	14,272	11,171	14,017	11,083

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	March 31, 2022	March 31, 2021
Cash	$83,030	$76,713
Restricted cash	5,927	10,769
Accounts receivable, net	82,725	41,005
Inventories	293,170	186,089
Prepaid expenses and other current assets	50,926	14,383
Total current assets	515,778	328,959

Property and equipment, net	77,658	64,612
Operating lease right-of-use assets	119,675	85,105

Other assets:
Deposits	572	479
Deferred tax assets	31,152	12,765
Identifiable intangible assets	231,124	74,004
Goodwill	313,460	151,417
Total other assets	576,308	238,665
Total assets	$1,289,419	$717,341

Accounts payable	$43,858	$25,931
Other payables and accrued expenses	46,909	21,904
Customer deposits	63,514	39,395
Notes payable – floor plan	254,853	183,802
Current operating lease liabilities	11,660	8,367
Current portion of long-term debt	17,294	13,995
Current portion of tax receivable agreement liability	915	306
Total current liabilities	439,003	293,700

Other long-term liabilities	26,060	7,209
Tax receivable agreement liability, net of current portion	45,290	17,560
Noncurrent operating lease liabilities	108,683	77,174
Long-term debt, net of current portion and unamortized debt issuance costs	321,448	105,079
Total liabilities	940,484	500,722

Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of March 31, 2022 and March 31, 2021	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 13,879,290 shares issued and outstanding as of March 31, 2022 and 10,968,152 shares issued and outstanding as of March 31, 2021	139	110
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 1,429,940 shares issued and outstanding as of March 31, 2022 and 4,070,872 shares issued and outstanding as of March 31, 2021	14	41
Additional paid-in capital	168,095	113,088
Retained earnings	130,560	46,032
Total stockholders’ equity attributable to OneWater Marine Inc	298,808	159,271
Equity attributable to non-controlling interests	50,127	57,348
Total stockholders’ equity	348,935	216,619
Total liabilities and stockholders’ equity	$1,289,419	$717,341

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,		Trailing twelve months ended March 31,
Description	2022	2021	2022
Net income	$42,354	$30,592	$139,886
Interest expense – other	3,097	1,215	6,831
Income tax expense	12,781	6,550	34,411
Depreciation and amortization	4,791	1,378	9,610
Change in fair value of contingent consideration	2,158	-	10,776
Loss on extinguishment of debt	-	-	-
Transaction costs	776	368	4,122
Other expense (income), net	109	5	498
Adjusted EBITDA	$66,066	$40,108	$206,134

Long-term debt (including current portion)			$338,742
Less: Cash			83,030
Adjusted long-term net debt			$255,712

Pro forma adjusted net debt leverage ratio			1.2x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 95 retail locations, 10 distribution centers/warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA and adjusted long-term net debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA is not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We defined adjusted long-term net debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com